Exhibit 99.1

Tribune Media Company Reports First Quarter 2019 Results

NEW YORK, May 10, 2019 — Tribune Media Company (NYSE: TRCO) (the “Company”) today reported its results for the three months ended March 31, 2019.

FIRST QUARTER 2019 FINANCIAL HIGHLIGHTS (compared to first quarter 2018)

•	Consolidated operating revenues increased 3% to $455.0 million

•

Consolidated operating expenses increased to $400.3 million compared to $256.4 million for the first quarter of 2018 as the prior year period included a net pretax gain on the sales of spectrum of $133 million. Excluding the gain on sales of spectrum, consolidated operating expenses increased 3%, or $10.7 million, primarily due to higher network affiliate fees.

•	Consolidated operating profit decreased to $54.7 million compared to $187.3 million for the first quarter of 2018 primarily due to the absence of the net pretax gain on the sales of spectrum

•	Consolidated Adjusted EBITDA decreased 6% to $112.5 million

•	Television and Entertainment advertising revenues were $269.9 million, which was flat compared to the first quarter of 2018

•	Core advertising revenues (which exclude political and digital revenues) increased 1% to $247.7 million

•	Net political advertising revenues were $4.1 million for the first quarter of 2019 compared to $9.3 million for the first quarter of 2018

•	Retransmission and carriage fee revenues increased 9% to $174 million

•	Cash distributions from TV Food Network were $153.1 million

•	Closed on the sale of the Company’s 5% ownership interest in the parent company of the Chicago Cubs Major League Baseball franchise

“The first quarter of 2019 continued the positive momentum established by Tribune Media in the second half of last year, with the company again reporting solid financial results,” said Peter Kern, Tribune Media’s chief executive officer. “Core advertising continues to be stable, growing year-over-year compared to Q1 2018, and we expect the second quarter to remain consistent with that trend. Excluding the gain on the sales of spectrum in 2018, first quarter consolidated expenses increased in line with our expectations, due primarily to last year’s renewal of our network affiliation agreements with FOX. Importantly, all other remaining expenses in total were down compared to the same time period last year, reflecting our ongoing commitment to containing costs. TV Food Network continues to be a strong performer, delivering robust cash distributions and equity results for us.

“Finally, we’re very pleased with the progress being made toward closing our previously announced transaction with Nexstar, which has announced its plans to divest certain TV stations and filed its applications for license transfers with the Federal Communications Commission. The FCC has started the clock on its review of the transaction and we remain on-track for closing late in the third quarter.”

FIRST QUARTER RESULTS

Consolidated

Consolidated operating revenues for the first quarter of 2019 were $455.0 million compared to $443.6 million in the first quarter of 2018, representing an increase of $11.4 million, or 3%. The increase was primarily driven by higher retransmission revenues.

Consolidated operating profit was $54.7 million for the first quarter of 2019 compared to $187.3 million for the first quarter of 2018, representing a decrease of $132.6 million. The decrease was primarily due to the absence of a net pretax gain on the sales of spectrum of $133 million recorded in the first quarter of 2018.

Net income attributable to Tribune Media Company was $113.2 million in the first quarter of 2019 compared to $141.2 million in the first quarter of 2018. Diluted earnings per common share for the first quarter of 2019 was $1.27 compared to $1.60 for the first quarter of 2018. Adjusted diluted earnings per share (“Adjusted EPS”) for the first quarter of 2019 was $0.60 compared to $0.51 for the first quarter of 2018. Both diluted earnings per common share and Adjusted EPS include a $2 million income tax charge, or $0.03 per common share, in the first quarter of 2018, related to certain tax adjustments.

Consolidated Adjusted EBITDA decreased to $112.5 million in the first quarter of 2019 from $119.9 million in the first quarter of 2018, representing a decrease of $7.5 million, or 6%. The decrease in consolidated Adjusted EBITDA was primarily attributable to higher programming expense at Television and Entertainment driven by higher network affiliate fees mainly due to the renewal of network affiliation agreements in eight markets with FOX Broadcasting Company during the third quarter of 2018, partially offset by higher retransmission revenues.

Income on equity investments, net increased $6.5 million, or 17%, in the three months ended March 31, 2019 due to higher equity income from TV Food Network. The Company recognized equity income from TV Food Network of $46.5 million and $39.4 million for the three months ended March 31, 2019 and March 31, 2018, respectively.

Cash distributions from TV Food Network in the first quarter of 2019 were $153.1 million compared to $115.1 million in the first quarter of 2018. The increase was due to stronger operating performance and timing as cash distributions in 2018 to cover our taxes on our share of partnership income were lower based on the reduction in rates from the Tax Cuts and Jobs Act enacted in late 2017.

Television and Entertainment

Revenues were $453.4 million in the first quarter of 2019 compared to $440.7 million in the first quarter of 2018, an increase of $12.7 million, or 3%. The increase was driven by a $14.7 million, or 12%, increase in retransmission revenues and a $2.7 million, or 1%, increase in core advertising revenue, partially offset by a $5.2 million decrease in political advertising revenue.

Television and Entertainment operating profit was $79.9 million for the first quarter of 2019 compared to $211.9 million for the first quarter of 2018, a decrease of $131.9 million. The decrease was primarily due to the absence of the net pretax gain of $133 million related to licenses sold in the FCC spectrum auction recorded in the first quarter of 2018 and a $19.1 million increase in programming expense, partially offset by a $12.7 million increase in revenue as well as a $6.7 million decrease in amortization expense as certain intangible assets were fully amortized at December 31, 2018. The increase in programming expense was primarily due to an increase in network affiliate fees mainly due to the renewal of network affiliation agreements in eight markets with FOX Broadcasting Company during the third quarter of 2018.

Television and Entertainment Adjusted EBITDA was $126.8 million for the first quarter of 2019 compared to $135.2 million in the first quarter of 2018, a decrease of $8.4 million, or 6%, primarily due to higher programming expense, partially offset by higher retransmission revenues.

Television and Entertainment Broadcast Cash Flow was $107.8 million for the first quarter of 2019 compared to $116.5 million in the first quarter of 2018, a decrease of $8.7 million, or 7%.

Corporate and Other

Real estate revenues for the first quarter of 2019 were $1.6 million compared to $2.9 million for the first quarter of 2018, representing a decrease of $1.4 million, or 47%, primarily due to the loss of revenue from real estate properties sold during 2018.

Corporate and Other operating loss for the first quarter of 2019 was $25.2 million compared to $24.6 million for the first quarter of 2018. Corporate and Other Adjusted EBITDA for the first quarter of 2019 represented a loss of $14.3 million compared to a loss of $15.2 million for the first quarter of 2018.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On May 1, 2019, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on June 4, 2019 to holders of record of the Company’s common stock and warrants as of May 20, 2019. Future dividends will be subject to the discretion of the Company’s Board and the terms of the agreement and plan of merger between the Company and Nexstar Media Group, Inc. (“Nexstar”) dated November 30, 2018 (the “Nexstar Merger Agreement”), which limits the Company’s ability to pay dividends, except for the payment of quarterly cash dividends not to exceed $0.25 per share consistent with record and payment dates in 2018.

RECENT DEVELOPMENTS

Nexstar Acquisition

On November 30, 2018, the Company entered into the Nexstar Merger Agreement with Nexstar and Titan Merger Sub, Inc. (the “Nexstar Merger Sub”) providing for the acquisition by Nexstar of all of the outstanding shares of the Company’s Class A common stock and Class B common stock, by means of a merger of Nexstar Merger Sub with and into Tribune Media Company, with the Company surviving the merger as a wholly-owned subsidiary of Nexstar (the “Nexstar Merger”).

The applications for Federal Communications Commission (the “FCC”) approval (the “Merger Applications”) were filed on January 7, 2019. On February 14, 2019, the FCC issued a public notice of filing of the Merger Applications which set deadlines for petitions to deny the applications, oppositions to petitions to deny and replies to oppositions to petitions to deny.

On February 7, 2019, the Company received a request for additional information and documentary material, often referred to as a “second request,” from the United States Department of Justice (the “DOJ”) in connection with the Nexstar Merger Agreement. The second request was issued under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Nexstar received a substantively identical request for additional information and documentary material from the DOJ in connection with the transactions contemplated by the Nexstar Merger Agreement. Consummation of the transactions contemplated by the Nexstar Merger Agreement is conditioned on expiration of the waiting period applicable under the HSR Act, among other conditions. Issuance of the second request extends the waiting period under the HSR Act until 30 days after Nexstar and the Company have substantially complied with the second request, unless the waiting period is terminated earlier by the DOJ or the parties voluntarily extend the time for closing.

On March 12, 2019, holders of a majority of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, voting as a single class, voted on and approved the Nexstar Merger Agreement at a duly called special meeting of Tribune Media Company shareholders.

On March 20, 2019, in connection with its divestiture obligations under the Nexstar Merger Agreement, Nexstar entered into definitive asset purchase agreements with TEGNA Inc. (“TEGNA”) and The E.W. Scripps Company (“Scripps”) to sell a total of 19 stations (including 10 Tribune Media Company-owned stations, as well as 3 stations to which the Company provides certain services (WTKR-TV, Norfolk, VA, WGNT-TV, Portsmouth, VA and WNEP-TV, Scranton, PA, collectively, the “Dreamcatcher Stations”)) in 15 markets to TEGNA and Scripps following the completion of the Nexstar Merger (the “Nexstar Transactions”). Additionally, on April 8, 2019, Nexstar entered into a definitive agreement with Circle City Broadcasting I, Inc. (“CCB”) to sell 2 Nexstar stations to CCB following the completion of the Nexstar Merger. The consummation of each transaction is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the closing of the transactions contemplated by the Nexstar Merger Agreement, (ii) the receipt of approval from the FCC and the DOJ and the expiration or termination of any waiting period applicable to such transaction under the HSR Act and (iii) the absence of certain legal impediments to the consummation of such transaction. On April 15, 2019, the Federal Trade Commission issued an early termination notice with respect to the waiting period applicable under the HSR Act in connection with the transaction with Scripps.

On April 2, 2019, the Company exercised an option with Dreamcatcher Broadcasting LLC to repurchase the Dreamcatcher Stations, to be consummated substantially concurrent with the closing of the Nexstar Merger (the “Dreamcatcher Repurchase”). Following the consummation of the Dreamcatcher Repurchase, the Dreamcatcher Stations are expected to be sold to TEGNA and Scripps in connection with the Nexstar Merger. In the event the Company is unable to consummate the Nexstar Merger, the Company may rescind its option to repurchase the Dreamcatcher stations.

Applications seeking FCC consent to station divestitures necessary to obtain the FCC Approval (the “Divestiture Applications”) were filed on April 3, 2019, April 8, 2019, April 10, 2019 and April 16, 2019. On April 26, 2019, the FCC issued a public notice of the filing of the Divestiture Applications which set deadlines for petitions to deny the applications, oppositions to petitions to deny and replies to oppositions to petitions to deny.

Chicago Cubs Sale

On January 22, 2019, the Company sold its 5% ownership interest in Chicago Entertainment Ventures LLC (“CEV LLC”), the parent company of the Chicago Cubs Major League Baseball franchise, for pretax proceeds of $107.5 million and recognized a gain of $86 million before taxes ($66 million after taxes) in the first quarter of 2019. As a result of the sale, the previously recorded deferred tax liability of $69 million related to the future recognition of taxable income related to the 2009 Chicago Cubs transactions became currently payable. Subsequent to the sale, the Company no longer owns any portion of CEV LLC and maintains no deferred taxes or tax reserves related to the Chicago Cubs Transactions. Concurrently with the sale, the Company ceased being a guarantor of all debt facilities held by CEV LLC and its subsidiaries. The sale of the ownership interest has no impact on the Company’s dispute with the IRS pertaining to the 2009 consummation of certain transactions involving the Company and CEV LLC.

In light of the Company’s previously announced proposed transaction with Nexstar, Tribune Media is not providing financial guidance for the full year 2019 in this release, nor is the Company conducting a conference call regarding its first quarter 2019 financial results.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 49 million households, national entertainment cable network WGN America, whose reach is more than 75 million households, Tribune Studios, and a variety of digital applications and websites commanding 49 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV, and Covers Media Group, an unrivaled source of online sports betting information. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR/MEDIA CONTACT:

Gary Weitman

SVP/Corporate Relations

(312) 222-3394

gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) before investment transactions, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) before income taxes, investment transactions, interest income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate, gain on sales of spectrum and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the anticipated merger with Nexstar and the related regulatory process, our real estate monetization strategy, our costs savings initiatives, expectations regarding advertising revenues, the conditions in our industry, our operations, our economic performance and financial condition. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements; risks associated with the ability to consummate the Nexstar Merger and the timing of the closing of the Nexstar Merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the Nexstar Merger Agreement; the risk that the regulatory approvals for the proposed Nexstar Merger may be delayed, not be obtained or may be obtained subject to conditions that are not anticipated; risks related to the disruption of management time from ongoing business operations due to the pending Nexstar Merger and the restrictions imposed on the Company’s operations under the terms of the Nexstar Merger Agreement; uncertainty associated with the effect of the announcement of the Nexstar Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers and on our operating results and businesses generally; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technological changes; availability; volatility, and cost of quality network, syndicated and sports programming affecting our television ratings; conduct and changing circumstances related to third-party relationships on which we rely for our business; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to the spectrum on the operation of our television stations and the costs, terms and restrictions associated with such actions; the incurrence of costs to address contamination issues at physical sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits, including proceedings that may relate to our entry into the Nexstar Merger Agreement; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy future pension and other postretirement employee benefit obligations; the effect of labor strikes, lock-outs and labor negotiations; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; consolidation in the broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the SEC; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands of dollars, except per share data) (Unaudited)
	Three Months Ended
	March 31, 2019	March 31, 2018
Operating Revenues
Television and Entertainment	$453,427	$440,702
Other	1,561	2,933

Total operating revenues	454,988	443,635

Operating Expenses
Programming	119,887	100,741
Direct operating expenses	99,163	101,388
Selling, general and administrative	133,262	131,956
Depreciation	12,952	13,775
Amortization	35,021	41,687
Gain on sales of spectrum	—	(133,197)

Total operating expenses	400,285	256,350

Operating Profit	54,703	187,285
Income on equity investments, net	45,685	39,137
Interest income	6,247	1,898
Interest expense	(43,615)	(40,631)
Pension and other postretirement periodic benefit credit, net	4,630	7,084
Gain on investment transactions	86,272	3,888
Other non-operating (loss) gain, net	(1,623)	117
Reorganization items, net	(1,318)	(893)

Income Before Income Taxes	150,981	197,885
Income tax expense	37,777	56,702

Net Income	$113,204	$141,183
Net loss attributable to noncontrolling interests	4	6

Net Income attributable to Tribune Media Company	$113,208	$141,189

Net Earnings Per Common Share Attributable to Tribune Media Company:
Basic	$1.29	$1.61
Diluted	$1.27	$1.60

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars, except for share and per share data) (Unaudited)
	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$1,294,249	$1,063,041
Restricted cash and cash equivalents	16,607	16,607
Accounts receivable (net of allowances of $4,718 and $4,461)	405,007	416,938
Broadcast rights	87,645	98,269
Income taxes receivable	17,625	23,922
Prepaid expenses	26,112	19,444
Other	7,559	7,509

Total current assets	1,854,804	1,645,730

Properties
Property, plant and equipment	636,908	687,377
Accumulated depreciation	(277,919)	(266,078)

Net properties	358,989	421,299

Other Assets
Broadcast rights	82,132	95,876
Operating lease right-of-use assets	151,485	—
Goodwill	3,228,436	3,228,601
Other intangible assets, net	1,405,559	1,442,456
Assets held for sale	60,177	—
Investments	1,136,553	1,264,437
Other	141,999	152,992

Total other assets	6,206,341	6,184,362

Total Assets	$8,420,134	$8,251,391

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars, except for share and per share data) (Unaudited)
	March 31, 2019	December 31, 2018
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$43,605	$44,897
Income taxes payable	101,856	9,973
Employee compensation and benefits	45,610	79,482
Contracts payable for broadcast rights	220,255	232,687
Deferred revenue	12,679	12,508
Interest payable	14,509	30,086
Operating lease liabilities	24,230	—
Other	40,093	42,160

Total current liabilities	502,837	451,793

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $27,726 and $29,434)	2,927,791	2,926,083
Deferred income taxes	515,764	573,924
Contracts payable for broadcast rights	201,525	233,275
Pension obligations, net	375,919	380,322
Postretirement, medical, life and other benefits	8,122	8,298
Operating lease liabilities	143,798	—
Other obligations	118,613	154,599

Total non-current liabilities	4,291,532	4,276,501

Total Liabilities	4,794,369	4,728,294

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at March 31, 2019 and at December 31, 2018	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 102,349,311 shares issued and 88,247,126 shares outstanding at March 31, 2019 and 101,790,837 shares issued and 87,688,652 shares outstanding at December 31, 2018	102	102
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,557 shares at March 31, 2019 and December 31, 2018	—	—
Treasury stock, at cost: 14,102,185 shares at March 31, 2019 and December 31, 2018	(632,194)	(632,194)
Additional paid-in-capital	4,035,660	4,031,233
Retained earnings	327,401	223,734
Accumulated other comprehensive loss	(110,579)	(104,967)

Total Tribune Media Company shareholders’ equity	3,620,390	3,517,908
Noncontrolling interests	5,375	5,189

Total shareholders’ equity	3,625,765	3,523,097

Total Liabilities and Shareholders’ Equity	$8,420,134	$8,251,391

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars) (Unaudited)
	Three Months Ended
	March 31, 2019	March 31, 2018
Operating Activities
Net income	$113,204	$141,183
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	5,418	5,114
Pension credit	(4,363)	(6,750)
Depreciation	12,952	13,775
Amortization of other intangible assets	35,021	41,687
Income on equity investments, net	(45,685)	(39,137)
Distributions from equity investments	153,082	115,137
Amortization of debt issuance costs and original issue discount	1,832	1,848
Gain on sales of spectrum	—	(133,197)
Gain on investment transactions	(86,272)	(3,888)
Spectrum repack reimbursements	(3,673)	—
Other non-operating loss (gain), net	927	(117)
Changes in working capital items:
Accounts receivable, net	11,868	35,770
Prepaid expenses and other current assets	(6,196)	(10,794)
Accounts payable	3,518	(2,881)
Employee compensation and benefits, accrued expenses and other current liabilities	(52,889)	(40,925)
Deferred revenue	171	1,697
Income taxes	98,181	40,144
Change in broadcast rights, net of liabilities	(19,814)	(18,942)
Deferred income taxes	(60,743)	16,726
Other, net	972	945

Net cash provided by operating activities	157,511	157,395

Investing Activities
Capital expenditures	(13,378)	(13,673)
Spectrum repack reimbursements	3,673	—
Proceeds from the sales of investments	107,500	3,890
Other, net	(948)	16

Net cash provided by (used in) investing activities	96,847	(9,767)

Financing Activities
Payments of dividends	(22,061)	(21,922)
Tax withholdings related to net share settlements of share-based awards	(8,288)	(5,493)
Proceeds from stock option exercises	7,009	581
Contribution from noncontrolling interest	190	—

Net cash used in financing activities	(23,150)	(26,834)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars) (Unaudited)
	Three Months Ended
	March 31, 2019	March 31, 2018
Net Increase in Cash, Cash Equivalents and Restricted Cash	231,208	120,794
Cash, cash equivalents and restricted cash, beginning of period	1,079,648	691,251

Cash, cash equivalents and restricted cash, end of period	$1,310,856	$812,045

Cash, Cash Equivalents and Restricted Cash are Comprised of:
Cash and cash equivalents	$1,294,249	$795,438
Restricted cash and cash equivalents	16,607	16,607

Total cash, cash equivalents and restricted cash	$1,310,856	$812,045

Supplemental Schedule of Cash Flow Information
Cash paid (received) during the period for:
Interest	$57,329	$54,866
Income taxes, net	$(445)	$(425)

TRIBUNE MEDIA COMPANY—CONSOLIDATED

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Revenue	$454,988	$443,635

Net Income attributable to Tribune Media Company	$113,208	$141,189
Net loss attributable to noncontrolling interests	4	6

Net Income	113,204	141,183
Income tax expense	37,777	56,702
Reorganization items, net	1,318	893
Other non-operating loss (gain), net	1,623	(117)
Gain on investment transactions	(86,272)	(3,888)
Pension and other postretirement periodic benefit credit, net	(4,630)	(7,084)
Interest expense	43,615	40,631
Interest income	(6,247)	(1,898)
Income on equity investments, net	(45,685)	(39,137)

Operating Profit	$54,703	$187,285
Depreciation	12,952	13,775
Amortization	35,021	41,687
Stock-based compensation	5,418	5,114
Severance and related charges	520	(904)
Transaction-related costs	6,379	5,365
Gain on sales of spectrum	—	(133,197)
Spectrum repack reimbursements	(3,673)	—
Pension expense	213	293
Other	936	512

Adjusted EBITDA	$112,469	$119,930

TRIBUNE MEDIA COMPANY—TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Advertising	$269,889	$270,439
Retransmission revenues	132,860	118,142
Carriage fees	41,139	41,662
Other	9,539	10,459

Total Revenues	$453,427	$440,702
Operating Profit	$79,925	$211,852
Depreciation	11,062	10,870
Amortization	35,021	41,687
Stock-based compensation	3,871	3,791
Severance and related charges	534	(283)
Transaction-related costs	40	—
Gain on sales of spectrum	—	(133,197)
Spectrum repack reimbursements	(3,673)	—
Other	—	440

Adjusted EBITDA	$126,780	$135,160

Broadcast rights—Amortization	$112,018	$92,282
Broadcast rights—Cash Payments	(130,958)	(110,900)

Broadcast Cash Flow	$107,840	$116,542

TRIBUNE MEDIA COMPANY—CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Total Revenues	$1,561	$2,933

Operating Loss	$(25,222)	$(24,567)
Depreciation	1,890	2,905
Stock-based compensation	1,547	1,323
Severance and related charges	(14)	(621)
Transaction-related costs	6,339	5,365
Pension expense	213	293
Other	936	72

Adjusted EBITDA	$(14,311)	$(15,230)

TRIBUNE MEDIA COMPANY—CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2019			March 31, 2018
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$1.27			$1.60
Reorganization items, net	1,318	1,318	0.01	893	893	0.01
Other non-operating loss (gain), net	1,623	1,196	0.01	(117)	(85)	(0.00)
Gain on investment transactions	(86,272)	(66,039)	(0.74)	(3,888)	(2,823)	(0.03)
Severance and related charges	520	386	0.00	(904)	(671)	(0.01)
Transaction-related costs	6,379	5,103	0.06	5,365	4,853	0.05
Gain on sales of spectrum	—	—	—	(133,197)	(98,899)	(1.12)
Spectrum repack reimbursements	(3,673)	(2,727)	(0.03)	—	—	—
Other	936	696	0.01	512	362	0.00

Adjusted EPS (1)			$0.60			$0.51

(1)	Adjusted EPS totals may not foot due to rounding.